Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	April 23, 2015
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS

PHILADELPHIA, PENNSYLVANIA, April 23, 2015 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced net income of $5.3 million, or $0.07 per diluted share, for the quarter ended March 31, 2015, compared to net income of $2.5 million, or $0.03 per diluted share, for the quarter ended March 31, 2014.

Highlights for the quarter ended March 31, 2015 are as follows:

•                                          As previously announced on January 12, 2015, Beneficial completed the stock offering conducted in connection with its second-step conversion. In connection with the conversion, 50,383,817 shares of common stock were sold, at a price of $10.00 per share, for gross proceeds of $503.8 million.

•                                          Following the second-step conversion, our capital levels increased and are strong with tangible capital to tangible assets totaling 20.83% at March 31, 2015 compared to 10.44% at December 31, 2014.

•                                          For the quarter, our loan portfolio increased $244.2 million, or 10.1%, due primarily to a $200.1 million participation in a portfolio of multi-family loans and a residential loan portfolio purchase.

•                                          Continued asset quality improvement and net loan recoveries resulted in a $2.0 million negative provision for loan losses during the quarter ended March 31, 2015.  Our allowance for loan losses totaled $49.1 million, or 1.84% of total loans and 128.70% of non-performing loans, compared to $50.7 million, or 2.09% of total loans and 126.92% of non-performing loans, at December 31, 2014.

•                                          Our net interest margin was 2.75% for the first quarter of 2015 compared to 2.79% for the fourth quarter of 2014 and 2.82% for the first quarter of 2014.

•                                          Deposits decreased $464.4 million, or 12.0%, to $3.42 billion at March 31, 2015 from $3.88 billion at December 31, 2014. Deposits at December 31, 2014 included $482.1 million of subscription funds held in deposit accounts in connection with the second-step conversion offering that were reclassified into stockholders’ equity in the first quarter of 2015.

•                                          Stockholders’ equity increased $483.8 million, or 79.2%, to $1.09 billion at March 31, 2015 from $610.9 million at December 31, 2014.  The increase in stockholders’ equity was primarily due to net proceeds received in connection with the second-step conversion.

•                                          Tangible book value per share totaled $11.69 at March 31, 2015.

•                                          Beneficial Bank was named as one of Philly.com’s Top Workplaces of 2015 by the Philadelphia Inquirer.

Gerard Cuddy, Beneficial’s President and CEO, stated, “We are excited to have completed our second-step offering during the quarter. Following the second-step, we are focused on prudent capital management, organic growth and improving our financial performance. During the quarter, we started to deploy some of the proceeds to assist us in achieving our strategic and financial growth goals. We are pleased with the progress we have made to improve earnings during the quarter and our asset quality metrics remain strong. We’re thrilled to be named as one of Philly.com’s Top Workplaces of 2015. It is a great honor to be recognized as a top local employer and it is especially exciting because it came from our employees. We believe this demonstrates we’re doing what’s right for our employees as well as our customers.”

Balance Sheet

Total assets increased $18.9 million, or 0.4%, to $4.77 billion at March 31, 2015 compared to $4.75 billion at December 31, 2014.  Cash and cash equivalents decreased $227.3 million to $306.7 million at March 31, 2015 from $534.0 million at December 31, 2014.  The decrease in cash and cash equivalents was primarily driven by the deployment of a portion of the second-step conversion offering proceeds through the participation in a portfolio of multi-family loans and the purchase of residential real estate loans.

Investments were consistent with year-end and totaled $1.50 billion at March 31, 2015 compared to $1.49 billion at December 31, 2014.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.   We are also focused on improving our balance sheet mix by reducing the percentage of our assets in cash and investments and growing our loan portfolio.

Loans increased $244.2 million, or 10.1%, to $2.67 billion at March 31, 2015 from $2.42 billion at December 31, 2014.  The increase was primarily due to a $200.1 million participation in a portfolio of multi-family loans and the purchase of $21.0 million of residential real estate loans. Commercial loans include shared national credits, which increased to $209.3 million at March 31, 2015 compared to $186.7 million at December 31, 2014.

Deposits decreased $464.4 million, or 12.0%, to $3.42 billion at March 31, 2015 from $3.88 billion at December 31, 2014. Deposits at December 31, 2014 included $482.1 million of subscription funds held in deposit accounts in connection with the second-step conversion offering that were reclassified into stockholders’ equity in the first quarter of 2015. Excluding the $482.1 million of subscription funds, deposits increased $17.7 million during the quarter ended March 31, 2015. The $17.7 million increase in deposits during the quarter ended March 31, 2015 was primarily due to $19.5 million, $13.5 million, and $12.7 million increases in non-interest bearing checking accounts, money market accounts, and saving accounts, respectively, partially offset by a $47.3 million decrease in municipal deposits and a $16.1 million decrease in time deposits, which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based accounts.

Stockholders’ equity increased $483.8 million, or 79.2%, to $1.09 billion at March 31, 2015 from $610.9 million at December 31, 2014.  The increase in stockholders’ equity was primarily due to net proceeds received in connection with the second-step conversion.

Net Interest Income

For the quarter ended March 31, 2015, net interest income was $30.1 million, an increase of $603 thousand, or 2.0%, from the quarter ended March 31, 2014. The increase in net interest income was primarily the result of an increase in the average balance of loans and investments, which offset the decline in yields, as well as a reduction in the average cost of liabilities due primarily to reductions in higher-cost time deposits and borrowings. Net interest income also included a special dividend of $370 thousand on our investment in the Federal Home Loan Bank, which benefitted the net interest margin by 3 basis points.  The net interest margin totaled 2.75% for the quarter ended March 31, 2015 as compared to 2.79% for the quarter ended December 31, 2014 and 2.82% for the same period in 2014. We expect that the continued low interest rate environment will put pressure on the net interest margin in future periods but we are focused on growing our loan portfolio and improving our balance sheet mix to help stabilize our net interest margin.

Non-interest Income

Non-interest income was $5.6 million for both the quarter ended March 31, 2015 and March 31, 2014. Service charges and other income increased $306 thousand during the quarter ended March 31, 2015 compared to the same period a year ago primarily due to increases in foreign ATM fees.  This increase in non-interest income was offset by a $209 thousand decrease in the net gain on the sale of investment securities.

Non-interest Expense

For the quarter ended March 31, 2015, non-interest expense totaled $30.5 million, a decrease of $743 thousand, or 2.4% from the quarter ended March 31, 2014.  The decrease in non-interest expense was primarily due to a $1.3 million decrease in operating expenses related to the headquarters move in the first quarter of 2014, partially offset by a $431 thousand increase in marketing expense related to our current year initiatives to continue rebranding and drive future growth.

Income Taxes

For the quarter ended March 31, 2015, we recorded a provision for income taxes of $2.0 million, reflecting an effective tax rate of 27.6% compared to a benefit for income taxes of $65 thousand, reflecting an effective tax benefit of 2.7% for the quarter ended March 31, 2014. The increase in income tax expense and the effective tax rate was due to higher profitability levels for the quarter ended March 31, 2015 as compared to the quarter ended March 31, 2014. The effective tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Asset Quality

Asset quality metrics continued to improve as non-performing loans, excluding government guaranteed student loans, decreased to $14.1 million at March 31, 2015, compared to $14.6 million at December 31, 2014, and $48.1 million at March 31, 2014.  The $34.0 million, or 70.7%, decrease from March 31, 2014 in non-performing loans, was a function of our continued work out of non-performing assets as well as $23.6 million of non-performing commercial loan sales during 2014.

As a result of the improvement in our asset quality metrics and net recoveries received during the quarter ended March 31, 2015, we recorded a $2.0 million negative provision for loan losses for the quarter ended March 31, 2015 compared to recording a $1.5 million provision for loan losses for the quarter ended March 31, 2014.  Net recoveries during the quarter ended March 31, 2015 were $490 thousand compared to net charge-offs of $3.1 million during the quarter ended March 31, 2014.

At March 31, 2015, the Bank’s allowance for loan losses totaled $49.1 million, or 1.84% of total loans, compared to $50.7 million, or 2.09% of total loans, at December 31, 2014, and $54.1 million, or 2.32% of total loans at March 31, 2014.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities.  In addition, at March 31, 2015, we had the ability to borrow up to $1.2 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	3/31/2015	12/31/2014	3/31/2014	Capitalized Ratio	3/31/2015

Tangible Capital	20.83%	10.44%	10.99%
Tier 1 Leverage (to average assets)	16.62%	11.05%	10.46%	5.0%	$533,318
Common Equity Tier 1 Capital (to risk weighted assets)	29.68%	N/A	N/A	6.5%	$595,705
Tier 1 Capital (to risk weighted assets)	29.68%	21.17%	20.74%	8.0%	$557,159
Total Capital Ratio (to risk weighted assets)	30.94%	22.43%	22.01%	10.0%	$538,098

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 56 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	March 31,	December 31,	March 31,
	2015	2014	2014
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$42,594	$40,684	$57,259
Interest-bearing deposits	264,121	493,331	306,674
Total cash and cash equivalents	306,715	534,015	363,933

Investment Securities:
Available-for-sale	733,210	757,834	861,558
Held-to-maturity	757,730	727,755	663,370
Federal Home Loan Bank stock, at cost	8,830	8,830	17,404
Total investment securities	1,499,770	1,494,419	1,542,332

Loans:	2,665,961	2,421,745	2,327,381
Allowance for loan losses	(49,144)	(50,654)	(54,061)
Net loans	2,616,817	2,371,091	2,273,320

Accrued Interest Receivable	13,736	13,383	13,615

Bank Premises and Equipment, net	79,616	78,957	76,712

Other Assets:
Goodwill	121,973	121,973	121,973
Bank owned life insurance	63,724	63,349	61,668
Other intangibles	5,670	6,136	7,540
Other assets	62,432	68,199	76,383
Total other assets	253,799	259,657	267,564
Total Assets	$4,770,453	$4,751,522	$4,537,476

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$394,653	$369,683	$322,343
Interest bearing deposits	3,020,674	3,510,026	3,294,314
Total deposits	3,415,327	3,879,709	3,616,657
Borrowed funds	190,392	190,388	250,374
Other liabilities	70,008	70,531	56,340
Total liabilities	3,675,727	4,140,628	3,923,371
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock — $.01 par value	—	—	—
Common Stock — $.01 par value	827	826	824
Additional paid-in capital	782,423	362,685	358,719
Unearned common stock held by employee stock ownership plan	(33,820)	(14,306)	(15,653)
Retained earnings	365,309	360,058	344,497
Accumulated other comprehensive loss, net	(19,747)	(22,663)	(17,316)
Treasury stock, at cost	(266)	(75,706)	(56,966)
Total stockholders’ equity	1,094,726	610,894	614,105
Total Liabilities and Stockholders’ Equity	$4,770,453	$4,751,522	$4,537,476

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
INTEREST INCOME:
Interest and fees on loans	$26,266	$26,640	$26,458
Interest on overnight investments	269	202	189
Interest and dividends on investment securities:
Taxable	7,910	7,081	7,795
Tax-exempt	498	526	662
Total interest income	34,943	34,449	35,104

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	423	510	443
Money market and savings deposits	1,307	1,344	1,329
Time deposits	1,833	1,888	2,001
Total	3,563	3,742	3,773
Interest on borrowed funds	1,247	1,461	1,801
Total interest expense	4,810	5,203	5,574
Net interest income	30,133	29,246	29,530
Provision for loan losses	(2,000)	—	1,500
Net interest income after provision for loan losses	32,133	29,246	28,030

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,986	1,552	2,081
Service charges and other income	3,507	3,957	3,201
Mortgage banking income	127	133	125
Net (loss)/gain on sale of investment securities	(5)	(4)	204
Total non-interest income	5,615	5,638	5,611

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,492	15,162	15,010
Occupancy expense	2,797	2,069	3,618
Depreciation, amortization and maintenance	2,301	2,155	2,477
Marketing expense	1,316	454	885
Intangible amortization expense	466	469	467
FDIC insurance	548	538	783
Professional fees	1,555	574	1,355
Classified loan and other real estate owned related expense	292	547	342
Other	5,724	6,790	6,297
Total non-interest expense	30,491	28,758	31,234

Income before income taxes	7,257	6,126	2,407
Income tax expense (benefit)	2,006	1,664	(65)

NET INCOME	$5,251	$4,462	$2,472

EARNINGS PER SHARE — Basic	$0.07	$0.06	$0.03
EARNINGS PER SHARE — Diluted	$0.07	$0.06	$0.03

Average common shares outstanding — Basic (1)	78,454,187	80,114,418	81,657,746
Average common shares outstanding — Diluted (1)	79,073,032	80,804,452	82,267,880

(1) As a result of the second-step conversion, all prior period share information has been subsequently revised to reflect the 1.0999 exchange ratio.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2015		December 31, 2014		March 31, 2014
	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$1,934,271	1.79%	$1,752,525	1.78%	$1,871,670	1.85%
Overnight investments	430,391	0.25%	316,250	0.25%	304,284	0.25%
Stock	8,833	20.78%	10,318	4.01%	17,412	3.51%
Other Investment securities	1,495,047	2.13%	1,425,957	2.10%	1,549,974	2.14%

Loans:	2,449,445	4.31%	2,407,457	4.38%	2,319,600	4.58%
Residential	676,032	4.33%	632,067	4.69%	678,385	4.55%
Commercial Real Estate	650,686	4.59%	666,791	4.34%	550,853	4.73%
Business and Small Business	494,773	3.99%	471,704	4.22%	440,560	4.67%
Personal Loans	627,954	4.23%	636,895	4.25%	649,802	4.42%

Total Interest Earning Assets	$4,383,716	3.20%	$4,159,982	3.29%	$4,191,270	3.36%

Deposits:	$3,165,515	0.46%	$3,270,383	0.45%	$3,319,497	0.46%
Savings	1,122,098	0.35%	1,131,239	0.35%	1,131,997	0.35%
Money Market	426,792	0.33%	427,445	0.32%	445,960	0.32%
Demand	796,491	0.20%	804,516	0.22%	675,145	0.21%
Demand - Municipals	145,307	0.11%	216,814	0.12%	337,899	0.12%
Total Core Deposits	2,490,688	0.28%	2,580,014	0.28%	2,591,001	0.28%

Time Deposits	674,827	1.10%	690,369	1.09%	728,496	1.11%

Borrowings	190,456	2.65%	211,255	2.74%	250,439	2.92%

Total Interest Bearing Liabilities	$3,355,971	0.58%	$3,481,638	0.59%	$3,569,936	0.63%

Non-interest bearing deposits	366,686		358,793		304,283

Net interest margin		2.75%		2.79%		2.82%

ASSET QUALITY INDICATORS

	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014

Non-performing assets:
Non-accruing loans	$14,112	$14,615	$48,127
Accruing loans past due 90 days or more	24,072	25,296	20,236
Total non-performing loans	38,184	39,911	68,363

Real estate owned	1,406	1,578	4,039

Total non-performing assets	$39,590	$41,489	$72,402

Non-performing loans to total loans	1.43%	1.65%	2.94%
Non-performing assets to total assets	0.83%	0.87%	1.60%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.33%	0.34%	1.15%
ALLL to total loans	1.84%	2.09%	2.32%
ALLL to non-performing loans	128.70%	126.92%	79.08%
ALLL to non-performing loans, excluding government guaranteed student loans	348.24%	346.59%	112.33%

Impaired loan charge-offs as a percentage of the unpaid principal balances at March 31, 2015 are as follows:

IMPAIRED LOANS:

At March 31, 2015 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs	% of Unpaid Principal Balance
Impaired loans by category:
Commercial real estate	$3,074	$3,113	$(39)	1.25%
Commercial business	2,149	2,483	(334)	13.45%
Commercial construction	305	305	—	—
Residential real estate	8,179	8,749	(570)	6.52%
Residential construction	265	473	(208)	43.97%
Consumer	1,674	1,684	(10)	0.59%
Total impaired loans	$15,646	$16,807	$(1,161)	6.91%

The impaired loans table above includes $1.5 million of accruing TDRs that were modified during 2015 and are performing in accordance with their modified terms.

Key performance ratios (annualized) are as follows for the quarter ended (unaudited):

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.45%	0.39%	0.23%
Return on average equity	2.30%	2.83%	1.70%
Net interest margin	2.75%	2.79%	2.82%
Efficiency ratio	85.29%	82.44%	88.88%
Tangible common equity	20.83%	10.44%	10.99%